Exhibit 21

                     SUBSIDIARIES OF GIDDINGS & LEWIS, INC.

                                           Jurisdiction
                    Name                        of        Percent Ownership
                                           Incorporation  Direct    Indirect

    Giddings & Lewis, Ltd.               United Kingdom     100%
    Giddings & Lewis Foreign Sales       U.S. Virgin        100%
     Corp.                                Islands
    Basic Electronics Mfg. Corp.         Illinois           100%
    Cross & Trecker Corporation          Michigan           100%
    The Cross Company                    Michigan                     100%1
    Kearney & Trecker Corporation        Wisconsin                    100%1
    The Warner & Swasey Company          Michigan                     100%1
    Cross & Trecker Credit Corporation   Michigan                     100%1
    Giddings & Lewis A.G.                Switzerland                 99.9%1
    Giddings & Lewis Canada, Ltd.        Canada                       100%2
    Trexports, Inc.                      Delaware                     100%3
    Kirloskar Warner & Swasey Limited    India                         38%4
    Machine Remarketing Corporation      Michigan                     100%5
    Giddings & Lewis GmbH                Germany                      100%6

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   1    Direct percent ownership by Cross & Trecker Corporation.
   2    Direct percent ownership by The Cross Company.
   3    Direct percent ownership by Kearney & Trecker Corporation.
   4    Direct percent ownership by The Warner & Swasey Company.
   5    Direct percent ownership by Cross & Trecker Credit Corporation.
   6 99.9% direct ownership by Cross & Trecker Corporation and 0.1% direct ownership by The Cross Company.